                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
                 UNIVERSAL AUTOMOTIVE INDUSTRIES, INC. ANNOUNCES
                              THIRD QUARTER RESULTS

November 14, 2003 - Universal Automotive Industries, Inc. (NASDAQ: UVSL and UVSLW) an automotive aftermarket brake parts manufacturer and distributor, today announced net sales for the third quarter of 2003, the three months ended September 30, 2003, were $14.1 million, compared to net sales of 17.1 million during the comparable quarter in 2002. Net loss for the quarter ended September 30, 2003 was $812,217 ($0.09 per primary share) compared to net income of $11,985 for the same period in 2002.

For the nine months ended September 30, 2003, sales were $46.9 million, compared to net sales of $55.2 million during the comparable period in 2002. Year to date net loss was $1.8 million ($0.21 per primary share) as compared to income of $681,121 ($0.08 per primary share) for the comparable period in 2002. The results for the nine months ended September 30, 2003 were adversely affected as a result of a disruption in the supply of brake rotors and drums purchased from China. Zichen Casting Company, the Company's primary Chinese rotor supplier was temporally shutdown due to a fire in their plant. The Company's orders for products were delayed several months. Presently, service levels have improved to industry-acceptable standards.

According to Arvin Scott, President and CEO:

"Supply chain issues associated with brake drums and rotors manufactured in China are the primary reason for the sales decrease. We have taken several initiatives to safeguard our supply against possible future disruptions. Service levels for brake drums and rotors are presently above 90% and continuously improving. Strong sales of our Evolution Ceramic disc pads continue to support our strategy of building brand identity in the higher margin premium friction product category. Non-brake parts sales increased by 37% or $857,000 in the third quarter of 2003 as compared to the same period in 2003."

Mr. Scott added, "We are beginning to see sales improvement in our brake drum and rotor category as a result of our improved service levels. The sales team achieved an impressive victory during the third quarter, as the Company was selected by a national program distribution group to be co-supplier of their private label hydraulic parts. This was the second group approval we received for hydraulic parts this year. We are beginning to regain sales momentum as we head into 2004."

Gross profit for the three months ended September 30, 2003 is $1.9 million, or 13.5% of net sales, compared to $3.2 million or 18.7% in the same period of 2002, a decrease of $1.3 million.

Gross profit for the nine months ended September 30, 2003 is $6.2 million or 13.4% of net sales compared to $10.4 million or 18.9% in the same period of 2002, a decrease of $4.1 million. Gross margins were adversely affected for the nine months ended September 30, 2003 due to lower sales volume and under absorption of fixed overhead at our friction manufacturing facilities. Other factors were start-up expenses relating to the relocation of the rotor manufacturing facility. Cost containment and expense reduction initiatives partially offset the lower sales volume.

Selling, general and administrative expenses of $2.5 million (17.5% of net sales) for the three months ended September 30, 2003 decreased by $398,130 when compared to $2.9 million (16.7% of net sales) for the same period in 2002. The 13.9% reduction was a result of reduced freight and commission costs on the lower sales levels, cost containment and expense reduction initiatives.

For the nine months ended September 30, 2003, selling, general and administrative expenses of $7.3 million or 15.6% of net sales decreased by $1.2 million when compared to $8.5 million (15.3% of net sales) for the same period in 2002. The 13.6% reduction was a result of reduced freight and commission costs on the lower sales levels, cost containment and expense reduction initiatives.


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Total other expense for the three months ended September 30, 2003 decreased
$77,169 to $262,015 from $339,184 for the same period of 2002. Of this total, interest expense decreased $67,897 from the same period in 2002 due to lower borrowing levels on our revolving line of credit, coupled with lower interest rates.

For the nine months ended September 30, 2003 total other expense decreased $529,706 to $738,621 from $1,268,327 for the same period of 2002. Of this total, interest expense decreased $334,052 from the same period in 2002 due to lower borrowing levels on our revolving line of credit, coupled with lower interest rates, and the absence of a $162,500 charge to income, incurred during the prior period, resulting from the cancellation of a strategic supply agreement with Creative Friction LLC.

The Company, headquartered in the Chicago area, specializes in distribution and manufacture of brake rotors and other brake parts, under its trademarks "UBP - Universal Brake Parts," and "Ultimate" in the United States and Canada.

For further information contact: Robert W. Zimmer, CFO (708-293-4050, extension
227).

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created hereby. Such forward-looking statements involve known and unknown risks, uncertainties (including those risk factors referenced in the Company's filings with the Securities and Exchange Commission), and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements of the Company expressed or implied by such forward-looking statements.



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                     UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
                          SUMMARY OF FINANCIAL RESULTS
                         ($000'S) EXCEPT PER SHARE DATA




                                                            THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                                SEPTEMBER 30                            SEPTEMBER 30
                                                        2003                 2002                 2003                 2002
                                                   ---------------      ---------------      ---------------      ---------------
Net Sales:

Brake Parts                                        $        10,897      $        14,818      $        36,261      $        49,571

Commodities                                        $         3,186                2,329               10,678                5,644
                                                   ---------------      ---------------      ---------------      ---------------
Total                                                       14,083               17,146               46,939               55,215

Gross Profit                                                 1,907                3,206                6,290               10,422
%                                                             13.5%                18.7%                13.4%                18.9%

Selling, general and
   administrative expense                                    2,457                2,855                7,323                8,473
                                                   ---------------      ---------------      ---------------      ---------------


Income from operations                                        (550)                 351               (1,033)               1,949


Other (Income) Expense:
     Interest Expense                                          285                  353                  773                1,107
     Loss on discontinued operations                             -                    -                    -                    -
     Other                                                     (23)                 (14)                 (34)                 161
                                                   ---------------      ---------------      ---------------      ---------------
     Total                                                     262                  339                  739                1,268

Pretax income (loss)                                          (812)                  12               (1,772)                 681


Income tax provision (benefit)                                   -                    -                    -                    -
                                                   ---------------      ---------------      ---------------      ---------------
Net income (loss)                                  $          (812)     $            12      $        (1,772)     $           669
                                                   ===============      ===============      ===============      ===============

Earnings per share:
     Basic                                         $         (0.09)           $       -      $         (0.21)     $          0.08

     Diluted                                       $         (0.09)           $       -      $         (0.21)     $          0.08

Weighted average shares outstanding:
     Basic                                               8,437,589            8,220,949            8,296,608            8,187,803
     Common stock equivalents resulting
     from warrants and options                                   -            3,014,380                    -            3,377,640
                                                   ---------------      ---------------      ---------------      ---------------
     Diluted                                             8,437,589           11,235,329            8,296,608           11,565,443
                                                   ===============      ===============      ===============      ===============